Exhibit 10.3
AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective the 31st day of December 2008 by and between The GEO Group, Inc. (the “Company”) and John G. O’Rourke (the “Executive” and, together with the Company, the “Parties”).
     WHEREAS, the Executive and the Company have previously entered into an Executive Employment Agreement, effective March 7, 2002 (the “Prior Employment Agreement”), and an Amended Executive Retirement Agreement, dated January 17, 2003, (the “Amended Retirement Agreement”), which set forth the Parties’ rights and obligations with respect to the Executive’s employment with the Company and retirement benefits, respectively; and
     WHEREAS, the Executive and the Company wish to amend and restate the Prior Employment Agreement to, among other things, make it compliant with Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and its implementing regulations and guidance (collectively, “Code Section 409A”), and to ensure that certain provisions of this Agreement comply with guidance recently issued under Section 162(m) of the Code; and
     WHEREAS, the terms of this Agreement have been reviewed and approved by the members of the Compensation Committee of the Board of Directors of the Company (the “Board”);
     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:
1.	POSITION AND DUTIES. The Company hereby agrees to continue to employ the Executive in the positions and titles of Senior Vice President & Chief Financial Officer of the Company, and the Executive hereby agrees to be employed in such capacities. The Executive will perform all duties and responsibilities and will have all authority inherent in the positions of Senior Vice President & Chief Financial Officer. The Executive shall report directly to the CEO of the Company. He shall have all responsibilities commensurate with the Senior Vice President & Chief Financial Officer titles, including responsibility for and oversight of all issues and personnel relating to financial accounting, financial reporting and internal financial controls.
2.	TERM OF AGREEMENT AND EMPLOYMENT. The term of the Executive’s employment under this Agreement will be for an initial period of three (3) years, beginning on the effective date of this Agreement, and terminating three years thereafter. The term of employment under this Agreement will be automatically extended by one day every day such that it has a continuous “rolling” three-year term, unless otherwise terminated pursuant to Section 6 or 7 of this Agreement.

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3.	DEFINITIONS.
A.	CAUSE. For purposes of this Agreement, “Cause” for the termination of the Executive’s employment hereunder shall be deemed to exist if, in the reasonable judgment of the Company’s Board: (i) the Executive commits fraud, theft or embezzlement against the Company or any subsidiary or affiliate thereof; (ii) the Executive commits a felony or a crime involving moral turpitude; (iii) the Executive breaches any non-competition, confidentiality or non-solicitation agreement with the Company or any subsidiary or affiliate thereof; (iv) the Executive breaches any of the terms of this Agreement and fails to cure such breach within 30 days after the receipt of written notice of such breach from the Company; or (v) the Executive engages in gross negligence or willful misconduct that causes harm to the business and operations of the Company or a subsidiary or affiliate thereof.

B.	GOOD REASON. Termination by the Executive of his employment for “Good Reason” shall mean a termination by the Executive of his employment upon the occurrence of one of the following events or conditions without the consent of the Executive:

(i) A material reduction in the Executive’s authority, duties or responsibilities;

(ii) A material reduction in the authority, duties or responsibilities of the Executive, including any requirement that the Executive is required to report to any person or entity other than the CEO;

(iii) A material reduction in the budget over which the Executive retains authority;

(iv) Any material reduction in the Executive’s Annual Base Salary (as defined below) or material adverse change in the terms or basis by which the Executive’s Annual Performance Award is calculated as of the effective date of this Agreement, including a suspension, discontinuation or termination of such Annual Performance Award by the Board or any committee thereof;

(v) A change in the location of the Executive’s principal place of employment by the Company of more than 50 miles from the location at which he was principally employed; or

(vi) Any material breach of this Agreement by the Company.

Notwithstanding the foregoing, the Executive shall not be deemed to have terminated this Agreement for Good Reason unless: (i) the Executive terminates this Agreement no later than 2 years following the initial existence of the above referenced event or condition which is the basis for such termination (it being understood that each instance of any such event shall constitute a separate basis for such termination and a separate event or condition occurring on the date of such instance for purposes of calculating the 2-year period); and (ii) the Executive provides to the Company a written notice of the existence of the above referenced event or condition which is the basis for the termination within 90 days following the initial existence of such event or condition, and the Company fails to remedy such event or condition within 30 days following the receipt of such notice.
4.	COMPENSATION.
A.	ANNUAL BASE SALARY. Executive shall be paid his current annual base salary of $399,000 for the remainder of calendar year 2008 (as such may be amended from time to time, the “Annual Base Salary”). The Company shall increase the Annual Base Salary paid to the Executive by applying a cost of living increase to be determined by the Board, such increase to be made effective the 1st day of January of each year of the employment term. However, under no circumstances shall the cost of living increase be less than 5% per annum. The Annual Base Salary shall be payable at such regular times and intervals as the Company customarily pays its senior executives from time to time.

B.	ANNUAL PERFORMANCE AWARD. For each fiscal year of employment during which the Company employs the Executive, the Executive shall be entitled to receive a target annual performance award of up to a maximum of 50% of the Executive’s then current Annual Base Salary plus a discretionary multiplier of 50% of such Annual Base Salary, in accordance with the terms of any plan governing senior management performance awards then in effect as established by the Board (the “Annual Performance Award”), such Annual Performance Award to be paid effective the 1st day of January of each year of the employment term with respect to the immediately preceding year.
5.	EXECUTIVE BENEFITS. The Executive will be entitled to twenty six (26) paid-time-off (PTO) days of vacation per fiscal year. The Executive, the Executive’s spouse, and qualifying members of the Executive’s family will be eligible for and will participate in, without action by the Board or any committee thereof, any benefits and perquisites available to executive officers of the Company, including any group health, dental, life insurance, disability, or other form of executive benefit plan or program of the Company now existing or that may be later adopted by the Company (collectively, the “Executive Benefits”).
6.	DEATH OR DISABILITY. The Executive’s employment will terminate immediately upon the Executive’s death. If the Executive becomes physically or mentally disabled so as to become unable for a period of more than five consecutive months or for shorter periods aggregating at least five months during any twelve-month period to perform the Executive’s duties hereunder on a substantially full-time basis, the Executive’s employment will terminate as of the end of such five-month or twelve-month period and this shall be considered a “disability” under this Agreement. Such termination shall not affect the Executive’s benefits under the Company’s disability insurance program, if any, then in effect.

7.	TERMINATION. Either the Executive or the Company may terminate the Executive’s employment under this Agreement for any reason upon not less than thirty (30) days written notice.
A.	TERMINATION OF EMPLOYMENT BY THE EXECUTIVE FOR GOOD REASON, BY THE COMPANY WITHOUT CAUSE OR UPON THE DEATH OR DISABILITY OF THE EXECUTIVE. Upon the termination of the Executive’s employment under this Agreement by the Executive for Good Reason, by the Company without Cause, or as a result of the death (in which case, the provisions of Section 7(A)(i — viii) shall inure to the benefit of the Executive’s covered dependents, or to the extent applicable, to the Executive’s estate) or disability of the Executive, the following shall apply:
(i)	TERMINATION PAYMENT. The Executive shall be entitled to and paid a termination payment (the “Termination Payment”) equal to 75% of the Executive’s Annual Base Salary at the time of such termination together with any Gross-Up Payments (as defined below) required to be paid in accordance with Section 7(A)(iv) hereof. The Termination Payment and the Gross-Up Payments shall be made within 10 days of any termination pursuant to this Section 7(A).

(ii)	TERMINATION BENEFITS. The Company shall continue to provide the Executive and any covered dependents of Executive (and if applicable, his beneficiaries) with the Executive Benefits (as described in Section 5 hereof) for a period of 10 years after the date of termination of the Executive’s employment with the Company. Such Executive Benefits shall be provided at no cost to the Executive in no less than the same amount, and on the same terms and conditions, as in effect on the date on which the termination of employment occurs. If the Executive dies during the 10-year period following a termination pursuant to this Section 7(A), the Company shall continue to provide the Executive Benefits to the Executive’s covered dependents under the same terms as were being provided prior to Executive’s death and, to the extent applicable, to the Executive’s estate.

(iii)	TERMINATION AUTOMOBILE. Within 10 days following termination, the Company shall transfer all of its interest in any automobile used by the Executive pursuant to the Company’s Executive Automobile Policy (the “Executive Automobile Policy”) and shall pay the balance of any outstanding loans or leases on such automobile (whether such obligations are those of the Executive or the Company) so that the Executive owns the automobile outright (in the event such automobile is leased, the Company shall pay the residual cost of such lease).

(iv)	GROSS-UP PAYMENTS. If any of the Termination Payment will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash additional amounts (the “Gross-Up Payments”) such that the net amount retained by the Executive after deduction from the Termination Payment and the Gross-Up Payments of any Excise Tax imposed upon the Termination Payment and any federal, state and local income tax and Excise Tax and any other tax imposed upon the Gross-Up Payments shall be equal to the original amount of the Termination Payment, prior to deduction of any Excise Tax imposed with respect to the Termination Payment. The Gross-Up Payments are intended to place the Executive in the same economic position he would have been in if the Excise Tax did not apply. The Gross-Up Payments shall be paid to the Executive at the earlier of the time that the Termination Payment is paid to the Executive, or the time when any Excise Tax relating to said Termination Payment becomes due and payable. For purposes of determining the Gross-Up Payments pursuant to this Section 7(A)(iv), the Termination Payment shall also include any other amounts which would be considered “Parachute Payments” (within the meaning of Section 280G(b)(2) of the Code) to the Executive, including, but not limited to, the value of any benefits or payments paid or made pursuant to the terms of the Amended Retirement Agreement to the extent provided for by Code Section 280G and final, temporary or proposed regulations thereunder, and Gross-Up Payments relating to said amounts shall be paid to the Executive at the earlier of the time that said amounts are paid to the Executive, or the time when any Excise Tax relating to said amounts becomes due and payable.

(v)	TAX RATES. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

(vi)	TAX CALCULATION. Simultaneously with the Company’s payment of the Termination Payment (as that term is used in Section 7(A)(iv)), the Company shall deliver to the Executive a written statement specifying the total amount of the Termination Payment and the Gross-Up Payment, together with all supporting calculations. If the Executive disagrees with the Company’s calculation of either of said payments, the Executive shall submit to the Company, no later than 15 days after receipt of the Company’s calculations, a written notice advising the Company of the disagreement and setting forth his calculation of said payments. The Executive’s failure to submit such notice within such period shall be conclusively deemed to be an agreement by the Executive as to the amount of the Termination Payment and the Gross-Up Payment. If the Company agrees with the Executive’s calculations, it shall pay any shortfall to the Executive within 20 days after receipt of such a notice from the Executive, together with interest thereon accruing at the rate of 18 percent per annum, compounded monthly, from the original due date of the Termination Payment through the actual date of payment of said shortfall. If the Company does not agree with the Executive’s calculations, it shall provide the Executive with a written notice within 10 days after the receipt of the Executive’s calculations advising the Executive that the disagreement is to be referred to an independent accounting firm for resolution. Such disagreement shall be referred to an independent, nationally recognized accounting firm which is not the regular accounting firm of the Company and which is agreed to by the Company and the Executive within 10 days after issuance of the Company’s notice of disagreement (if the Parties cannot agree on the identity of the accounting firm which is to resolve the dispute, the accounting firm shall be selected by means of a coin toss conducted in Palm Beach County, Florida by counsel to the Executive on the first business day after such 10-day period in such a manner as such counsel may specify). The accounting firm shall review all information provided to it by the Parties and submit a written report setting forth its calculation of the Termination Payment and the Gross-Up Payment within 15 days after submission of the matter to it, and such decision shall be final and binding on all of the Parties. The fees and expenses charged by said accounting firm shall be paid by the Company. If the amount of the Termination Payment or Gross-Up Payment actually paid by the Company was less than the amount calculated by the accounting firm, the Company shall pay the shortfall to the Executive within 5 days after the accounting firm submits its written report, together with interest thereon accruing at the rate of 18 percent per annum, compounded monthly, from the original due date of the Termination Payment through the actual date of payment of said shortfall.

(vii)	SUBSEQUENT RECALCULATION. In the event the Internal Revenue Service imposes an Excise Tax with respect to the Termination Payment that is greater than the Excise Tax calculated hereunder, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole in accordance with the principles set forth above, including any interest and penalties which may be imposed. The Company shall control any tax or other audit relating to any matter for which it may have a reimbursement obligation pursuant to this Section 7(A)(vii).

(viii)	INTEREST ON UNPAID TERMINATION PAYMENT. In the event that the Company does not pay the Termination Payment by the due dates specified in this Agreement, then any unpaid amount shall bear interest at the rate of 18 percent per annum, compounded monthly, until it is paid.

B.	TERMINATION OF EMPLOYMENT BY RESIGNATION OF EXECUTIVE WITHOUT GOOD REASON OR BY THE COMPANY WITH CAUSE. Upon the termination of the Executive’s employment by the resignation of the Executive without Good Reason, by the Company with Cause, or for any other reason other than a reason described in Section 7(A) above, the Executive shall be due no further compensation under this Agreement related to Annual Base Salary, Annual Performance Award, Executive Benefits, or Termination Payment other than what is due and owing through the effective date of such Executive’s resignation or termination (including any Performance Award that may be due and payable to the Executive under the terms of the Senior Management Performance Award Plan), which amounts shall be paid to the Executive within 10 days of termination.

C.	AMENDED RETIREMENT AGREEMENT UNAFFECTED. Termination of the Executive’s employment under this Agreement for any reason whatsoever shall not affect Executive’s rights under the Amended Retirement Agreement.
8.	RESTRICTIVE COVENANTS.
A.	GENERAL. The Company and the Executive hereby acknowledge and agree that (i) the Executive is in possession of trade secrets (as defined in Section 688.002(4) of the Florida Statutes) of the Company (the “Trade Secrets”), (ii) the restrictive covenants contained in this Section 8 are justified by legitimate business interests of the Company, including, but not limited to, the protection of the Trade Secrets, in accordance with Section 542.335(1)(e) of the Florida Statutes, and (iii) the restrictive covenants contained in this Section 8 are reasonably necessary to protect such legitimate business interests of the Company.

B.	NON-COMPETITION. During the period of the Executive’s employment with the Company and until three years after the termination of the Executive’s employment with the Company, the Executive will not, directly or indirectly, either (i) on the Executive’s own behalf or as a partner, officer, director, trustee, executive, agent, consultant or member of any person, firm or corporation, or otherwise, enter into the employ of, render any service to, or engage in any business or activity which is the same as or competitive with any business or activity conducted by the Company or any of its majority-owned subsidiaries, or (ii) become an officer, employee or consultant of, or otherwise assume a substantial role or relationship with, any governmental entity, agency or political subdivision that is a client or customer of the Company or any subsidiary or affiliate of the Company; provided, however, that the foregoing shall not be deemed to prevent the Executive from investing in securities of any company having a class of securities which is publicly traded, so long as through such investment holdings in the aggregate, the Executive is not deemed to be the beneficial owner of more than 5% of the class of securities that is so publicly traded. During the period of the Executive’s employment and until three years after the termination of the Executive’s employment, the Executive will not, directly or indirectly, on the Executive’s own behalf or as a partner, shareholder, officer, executive, director, trustee, agent, consultant or member of any person, firm or corporation or otherwise, seek to employ or otherwise seek the services of any executive of the Company or any of its majority-owned subsidiaries.

C.	CONFIDENTIALITY. During and following the period of the Executive’s employment with the Company, the Executive will not use for the Executive’s own benefit or for the benefit of others, or divulge to others, any information, Trade Secrets, knowledge or data of a secret or confidential nature and otherwise not available to members of the general public that concerns the business or affairs of the Company or its subsidiaries or affiliates and which was acquired by the Executive at any time prior to or during the term of the Executive’s employment with the Company, except with the specific prior written consent of the Company.

D.	WORK PRODUCT. The Executive agrees that all programs, inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to the business of the Company and its subsidiaries or affiliates, actual or anticipated, or to any actual or anticipated research and development conducted in connection with the business of the Company and its subsidiaries or affiliates, and all existing or future products or services, which are conceived, developed or made by the Executive (alone or with others) during the term of this Agreement (“Work Product”) belong to the Company. The Executive will cooperate fully in the establishment and maintenance of all rights of the Company and its subsidiaries or affiliates in such Work Product. The provisions of this Section 8(D) will survive termination of this Agreement indefinitely to the extent necessary to require actions to be taken by the Executive after the termination of the Agreement with respect to Work Product created during the term of this Agreement.

E.	ENFORCEMENT. The Parties agree and acknowledge that the restrictions contained in this Section 8 are reasonable in scope and duration and are necessary to protect the Company or any of its subsidiaries or affiliates. If any covenant or agreement contained in this Section 8 is found by a court having jurisdiction to be unreasonable in duration, geographical scope or character of restriction, the covenant or agreement will not be rendered unenforceable thereby but rather the duration, geographical scope or character of restriction of such covenant or agreement will be reduced or modified with retroactive effect to make such covenant or agreement reasonable, and such covenant or agreement will be enforced as so modified. The Executive agrees and acknowledges that the breach of this Section 8 will cause irreparable injury to the Company or any of its subsidiaries or affiliates and upon the breach of any provision of this Section 8, the Company or any of its subsidiaries or affiliates shall be entitled to injunctive relief, specific performance or other equitable relief, without being required to post a bond; PROVIDED, HOWEVER, that, this shall in no way limit any other remedies which the Company or any of its subsidiaries or affiliates may have (including, without limitation, the right to seek monetary damages). In the event of any conflict between the provisions of this Section 8 and Section 7 of the Amended Retirement Agreement, the provisions of this Section 8 shall prevail.

9.	REPRESENTATIONS. The Executive hereby represents and warrants to the Company that (i) the execution, delivery and full performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject; (ii) the Executive is not a party or bound by any employment agreement, consulting agreement, agreement not to compete, confidentiality agreement or similar agreement with any other person or entity; and (iii) upon the execution and delivery of this Agreement by the Executive and the Company, this Agreement will be the Executive’s valid and binding obligation, enforceable in accordance with its terms.
10.	ARBITRATION. In the event of any dispute between the Company and the Executive with respect to this Agreement (other than a dispute with respect to the calculation of the Executive’s Termination Payment and Gross-Up Payment under Section 7(A)(vi), which dispute shall be resolved in accordance with the provisions set forth in such Section), either party may, in its sole discretion by notice to the other, require such dispute to be submitted to arbitration. The arbitrator will be selected by agreement of the Parties or, if they cannot agree on an arbitrator or arbitrators within 30 days after the giving of such notice, the arbitrator will be selected by the American Arbitration Association. The determination reached in such arbitration will be final and binding on both Parties without any right of appeal. Execution of the determination by such arbitrator may be sought in any court having jurisdiction. Unless otherwise agreed by the Parties, any such arbitration will take place in West Palm Beach, Florida and will be conducted in accordance with the rules of the American Arbitration Association. If the Executive is the prevailing party in any such arbitration, he will be entitled to reimbursement by the Company of all reasonable costs and expenses (including attorneys’ fees incurred in such arbitration).
11.	ASSIGNMENT. The Executive may not assign, transfer, convey, mortgage, hypothecate, pledge or in any way encumber the compensation or other benefits payable to the Executive or any rights which the Executive may have under this Agreement. Neither the Executive nor the Executive’s beneficiary or beneficiaries will have any right to receive any compensation or other benefits under this Agreement, except at the time, in the amounts and in the manner provided in this Agreement. This Agreement will inure to the benefit of and will be binding upon any successor to the Company, and any successor to the Company shall be authorized to enforce the terms and conditions of this Agreement, including the terms and conditions of the restrictive covenants contained in Section 8 hereof. As used in this Agreement, the term “successor” means any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock or assets of the Company. This Agreement may not otherwise be assigned by the Company.
12.	GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida without regard to the application of conflicts of laws.

13.	ENTIRE AGREEMENT. This Agreement and the Amended Retirement Agreement constitute the only agreements between Company and the Executive regarding the Executive’s employment by the Company. This Agreement and the Amended Retirement Agreement supersede any and all other agreements and understandings, written or oral, between the Company and the Executive regarding the subject matter hereof and thereof. A waiver by either party of any provision of this Agreement or any breach of such provision in an instance will not be deemed or construed to be a waiver of such provision for the future, or of any subsequent breach of such provision. This Agreement may be amended, modified or changed only by further written agreement between the Company and the Executive, duly executed by both Parties.
14.	SEVERABILITY; SURVIVAL. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) to the extent necessary to permit the remaining provisions to be enforced in accordance with the Parties’ intention. The provisions of Section 8 (and the restrictive covenants contained therein) shall survive the termination for any reason of this Agreement and/or the Executive’s relationship with the Company.
15.	NOTICES. Any and all notices required or permitted to be given hereunder will be in writing and will be deemed to have been given when deposited in United States mail, certified or registered mail, postage prepaid. Any notice to be given by the Executive hereunder will be addressed to the Company to the attention of its General Counsel at its main offices, One Park Place, Suite 700, 621 Northwest 53rd Street, Boca Raton, Florida 33487. Any notice to be given to the Executive will be addressed to the Executive at the Executive’s residence address last provided by the Executive to the Company. Either party may change the address to which notices are to be addressed by notice in writing to the other party given in accordance with the terms of this Section.
16.	HEADINGS. Section headings are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.
17.	CANCELLATION OF THE PRIOR EMPLOYMENT AGREEMENT. The Prior Employment Agreement is hereby cancelled and terminated as of the effective date of this Agreement.
18. SECTION 409A COMPLIANCE.
A.	GENERAL. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive is entitled pursuant to this Agreement comply with Code Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on the Executive and on the Company).

B.	DISTRIBUTIONS ON ACCOUNT OF SEPARATION FROM SERVICE. To the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of the Executive’s service (or any other similar term) shall be made only in connection with a “separation from service” with respect to the Executive within the meaning of Code Section 409A.

C.	NO ACCELERATION OF PAYMENTS. Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.

D.	SIX MONTH DELAY FOR SPECIFIED EMPLOYEES. In the event that the Executive is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then the Company and the Executive shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Code Section 409A. In the event that, following such efforts, the Company determines (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Code Section 409A(2)(b) in order for such payment or benefit to comply with the requirements of Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the Executive’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Executive’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

E.	TREATMENT OF EACH INSTALLMENT AS A SEPARATE PAYMENT. For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

F.	TAX GROSS-UPS. Notwithstanding anything in this Agreement to the contrary, any payment (to the extent such payment constitutes a deferral of compensation under Code Section 409A) to reimburse the Executive for any taxes imposed upon the Executive as a result of compensation paid or made available to the Executive by the Company (including any amount paid to cover additional taxes imposed upon the Executive due to such initial payment), shall be made no later than the end of the Executive’s taxable year following the Executive’s taxable year in which the Executive remits the related taxes.

G.	REIMBURSEMENTS AND IN-KIND BENEFITS. With respect to reimbursements and in-kind benefits that may be provided under the Agreement (the “Reimbursement Plans”), to the extent any benefits provided under the Reimbursement Plans are subject to Section 409A, the Reimbursement Plans shall meet the following requirements:

(i) Reimbursement Plans shall use an objectively determinable, nondiscretionary definition of the expenses eligible for reimbursement or of the in-kind benefits to be provided;

(ii) Reimbursement Plans shall provide that the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, however, that Reimbursement Plans providing for reimbursement of expenses referred to in Code Section 105(b) shall not fail to meet the requirement of this Section 18(G)(ii) solely because such Reimbursement Plans provide for a limit on the amount of expenses that may be reimbursed under such arrangements over some or all of the period in which Reimbursement Plans remain in effect;

(iii) The reimbursement of an eligible expense is made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred; and

(iv) The right to reimbursement or in-kind benefits under the Reimbursement Plans shall not be subject to liquidation or exchange for another benefit.

H.	EXECUTIVE BENEFITS. With respect to any Executive Benefits that do not comply with (or are not exempt from) Code Section 409A, to the extent applicable, the Executive shall be deemed to receive from the Company a monthly payment necessary for the Executive to purchase the benefit in question.

I.	INDEMNIFICATION BY THE COMPANY OF EXECUTIVE. Notwithstanding the intention of the Company and the Executive that the benefits and rights to which the Executive is entitled pursuant to this Agreement comply with Code Section 409A, if any provision of this Agreement fails to comply with Code Section 409A and any payment or benefit paid or made to the Executive pursuant to the terms of this Agreement becomes subject to taxation pursuant to Code Section 409A, then the Company shall fully indemnify the Executive and hold the Executive harmless from any such taxation, and any costs, fees or expenses borne by the Executive in connection with such taxation; provided, however, that such indemnification obligation of the Company shall not apply to any taxation which could have been reasonably avoided by the Executive through an amendment to this Agreement which the Company timely proposed but which the Executive refused to make. The Company shall control any tax or other audit relating to any matter for which it may have an indemnification obligation pursuant to this Section 18(I).
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement under seal as of the date first above written.

THE GEO GROUP, INC.
Signature:	/s/ Richard H. Glanton
Name:	Richard H. Glanton
Title:	Chairman, Compensation Committee

EXECUTIVE
Signature:	/s/ John G. O’Rourke
Name:	John G. O’Rourke
Title:	Senior Vice President & Chief Financial Officer The GEO Group, Inc.

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